, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA RELEASES INAUGURAL ESG REPORT

Denver, Colorado – July 7, 2021: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today released its inaugural ESG report outlining the Company’s commitment to environment, social, and governance (“ESG”) practices across its operations in Latin America and the Caribbean. The ESG report covers metrics for 2020 and is available on the Company’s website at https://lla.com/environmental-social-governance.

Balan Nair, CEO of Liberty Latin America, said, “On behalf of all our employees at Liberty Latin America, I am proud to present our first ESG report. From the beginning, we have been focused on delivering the best communications products and services to our customers in a way that limits our impact on the environment, uses our reach to bring the digital world to remote and underserved areas, and adheres to high ethical standards. The release of our ESG report is the next step in demonstrating our ongoing commitment to sustainable business practices, positively impacting local communities, and ensuring we do business the right way. This report is just the start, and we look forward to measuring and sharing our ESG journey for years to come.”

The inaugural report was prepared in accordance with the Sustainability Accounting Standards Board (“SASB”) for the Telecommunications Services industry with data through December 31, 2020.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel     ir@lla.com

Media Relations:
Claudia Restrepo     llacommunications@lla.com